Exhibit 99.1

CYS Investments, Inc. Stockholders Approve Merger with Two Harbors Investment Corp.

CYS Investments, Inc. (NYSE: CYS) (“CYS”) announced that at the special meeting of stockholders held today, its stockholders approved the merger transaction in which Eiger Merger Subsidiary LLC (“Merger Sub”), an indirect, wholly owned subsidiary of Two Harbors Investment Corp. (NYSE: TWO) (“Two Harbors”), will merge with and into CYS, pursuant to the previously announced merger agreement among CYS, Merger Sub and Two Harbors. At the special meeting, approximately 59.50% of the outstanding shares of CYS common stock were voted, with approximately 96.52% of the votes cast in favor of the CYS merger proposal.

The merger is expected to close on July 31, 2018, subject to customary closing conditions. As a result of the merger, among other things, each share of CYS common stock outstanding at the effective time of the merger will be converted into the right to receive from Two Harbors (i) 0.4680 newly issued shares of Two Harbors common stock and (ii) cash consideration of $0.0965 per share. CYS common stock is expected to be delisted from trading on the New York Stock Exchange (“NYSE”) after the close of trading on July 31, 2018. Two Harbors common stock will continue to trade on the NYSE under the existing ticker symbol “TWO”.

About CYS Investments, Inc.

CYS Investments, Inc., a Maryland corporation, is a specialty finance company that invests on a leveraged basis primarily in residential mortgage pass-through certificates for which the principal and interest payments are guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae. CYS refers to these securities as Agency RMBS. CYS has elected to be taxed as a real estate investment trust for federal income tax purposes.

Forward-Looking Statements

This press release may contain “forward-looking statements”. Such statements are subject to numerous assumptions, risks, and uncertainties. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included in this communication that address activities, events or developments that CYS expects, believes or anticipates will or may occur in the future are forward-looking statements. Words such as “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “create,” “estimate,” “plan,” “continue,” “intend,” “could,” “foresee,” “should,” “may,” “will,” “guidance,” “look,” “outlook,” “goal,” “future,” “assume,” “forecast,” “build,” “focus,” “work,” or the negative of such terms or other variations thereof and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. CYS’s ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain. Although CYS believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, CYS can give no assurance that our expectations will be attained and therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.

There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication, including, among others, risks related to the merger. All such factors are difficult to predict and are beyond the control of CYS, including those detailed in CYS’s annual reports on Form 10-K, quarterly reports on Form 10-Q and periodic reports on Form 8-K that are available on CYS’s website at http://cysinv.com and on the Securities and Exchange Commission’s (the “SEC”) website at http://www.sec.gov, and those detailed in the section entitled “Risk Factors” in the joint proxy statement/prospectus relating to the merger filed with the SEC on June 25, 2018.

Each of the forward-looking statements of CYS are based on assumptions that CYS believes to be reasonable but that may not prove to be accurate. Any forward-looking statement speaks only as of the date on which such statement is made, and CYS does not undertake to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Contacts

CYS Investments, Inc.

Richard E. Cleary, 617-639-0440

Chief Operating Officer

ir@cysinv.com

Source: CYS Investments, Inc.